Exhibit 23.4
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2004 Stock and Incentive Compensation Plan, Riverwood Holding, Inc. Stock Incentive Plan, Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, Riverwood Holding, Inc. 2002 Stock Incentive Plan, 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, Graphic Packaging Equity Incentive Plan and Graphic Packaging Non-Employee Director Plan of Graphic Packaging Holding Company of our report dated April 3, 2007, with respect to the consolidated financial statements of Bluegrass Container Holdings, LLC, included in this Form 8-K filed March 10, 2008.
/s/ Ernst & Young LLP
March 10, 2008